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                                                                   Exhibit 23(c)








                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Taisil Electronic Materials Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-96420 and 333-19159) on Form S-8 of MEMC Electronic Materials, Inc. of our report dated January 14, 1998, except as to notes (2)(b) and (15) which are as of February 9, 1999, relating to the balance sheet of Taisil Electronic Materials Corporation as of December 31, 1997, and the related statements of operations, changes in stockholders' equity, and cash flows for the year then ended, which report is included in the Form 10-K/A Amendment No. 3 of MEMC Electronic Materials, Inc.



Taipei, Taiwan                             /s/ KPMG Certified Public Accountants
March 2, 1999